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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of October 18, 1999 by and between Total Renal Care Holdings Corp. (the "Company") and Kent J. Thiry ("Executive").

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. The Company hereby employs Executive to serve as Chief Executive Officer and Chairman of the Board of the Company during the Term (as such term is defined in Section 3). Executive accepts such employment on the terms and conditions set forth in this Agreement. Executive shall perform the duties of Chairman of the Board and Chief Executive Officer of the Company and shall perform such other duties consistent with such positions as may be assigned to Executive from time to time by the Board of Directors of the Company (the "Board"). Executive shall devote his best efforts and skills to the business and interests of the Company on a full-time basis, provided, however, that from the date hereof through November 22, 1999 or such earlier date as Executive may determine (the "Transition Period"), Executive shall be employed on a half-time basis to enable Executive to complete certain other business activities in which he is currently involved (the "Transition Activities"). Except for the Transition Activities during the Transition Period, Executive shall not engage in any other business activity during the Term; provided, however, that, to the extent such activities do not adversely affect the performance of his responsibilities to the Company hereunder, Executive may (i) manage his personal investments and participate in charitable and civic affairs, (ii) serve on the boards of directors of the three for-profit corporation boards on which he serves as of the date hereof, and (iii) serve on such additional for-profit corporate boards as the Board may expressly approve. Executive shall use his best efforts to establish a residence in the greater Los Angeles metropolitan area no later than December 31, 1999, but shall establish such a residence in any event no later than January 31, 2000. Executive shall at all times observe and abide by the Company's policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Executive hereunder, Executive shall receive the following compensation and benefits:

2.1 Base Salary. During the Transition Period, Executive shall be paid a base salary at the rate of $250,000 per annum, payable in installments consistent with the Company's payroll schedule. From and after the Transition Period and for the remainder of the Term, Executive shall be paid an annual base salary (the "Base Salary") which shall be payable in installments consistent with the Company's payroll schedule. The Base Salary for the period beginning immediately after the last day of the Transition Period through December 31, 2000 shall be $500,000 per year. The Base Salary shall be subject to increase by the Board for each calendar year thereafter for increases, if any, in the Consumer Price Index for the most proximate geographic area in which Executive is then employed (as published by the United States Department of Labor for the immediately preceding calendar year) and will be reviewed each year during the Company's annual salary review and the Company may, in its sole discretion, increase the Base Salary as a result of any such review.

2.2 Benefits. Commencing on the date hereof and for the remainder of the Term, Executive shall (i) be provided with employee benefits (including health insurance, long term disability insurance and dental insurance) on the same basis as such benefits are generally made available to other senior executives of the Company, (ii) be eligible to participate in the Company's 401(k) Plan on the same basis as other senior executives of the Company, (iii) be provided with $1,500,000 in term life insurance, (iv) receive an automobile allowance of $1,000 per month, (v) be reimbursed in accordance with the Company's reimbursement policies (or otherwise as expressly approved by the Board) for travel and entertainment expenses, cell phone charges and other business related expenses incurred in the performance of his duties hereunder, (vi) be reimbursed for
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expenses related to his involvement in the Young President's Organization, and
(vii) be entitled to four (4) weeks paid vacation per year. The Company shall reimburse Executive for up to $150,000 in moving and related costs incurred in establishing a residence in the greater Los Angeles metropolitan area as required by Section 1 (and to the extent that such reimbursement is taxable to Executive, the Company shall pay to Executive such additional amount as shall be necessary to pay the taxes thereon on an after tax-basis).

2.3 Bonuses.

  (a) For each calendar year commencing with calendar year 2000, Executive shall be eligible to receive a bonus (the "Bonus") based upon the achievement of performance goals to be mutually agreed upon by Executive and the Board from year to year, with the target bonus to be equal to 100% of the Base Salary for such year and the maximum bonus to be equal to 150% of such Base Salary; provided, however, that, subject to the provisions of
  Section 2.3(b) below, Executive shall be guaranteed a Bonus of at least $500,000 for calendar year 2000. In addition to the foregoing, the Board shall develop an appropriate bonus package for Executive for the period following the Transition Period through December 31, 1999.

  (b) The Bonus for each year shall be paid within 75 days after the last day of such year. Executive must be employed by the Company (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Executive is not employed by the Company (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Executive shall not be entitled to receive such Bonus; provided, however, that in the event Executive dies or is terminated by the Company by reason of Disability (as defined below), Executive (or his estate) shall be entitled to receive, at such time as bonuses for such year are otherwise paid, a pro rated Bonus for that portion of any year prior to such termination (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the Bonus for such year is paid) regardless of whether Executive is employed on the date such Bonus is paid; and provided further, that, in the event Executive is terminated without Material Cause (as defined below) or resigns following Constructive Discharge (as defined below) at any time, Executive shall be entitled to receive a Bonus for the year in which such termination occurs equal to the Bonus, if any, which he received for the immediately preceding calendar year (or, if such termination occurs prior to December 31, 2000, Executive shall be entitled to receive a bonus equal to $500,000), which Bonus shall be payable within five business days of the effective date of such termination.

2.4 Stock Options.

  (a) Executive shall receive two nonqualified stock options under the Company's 1997 Equity Compensation Plan (the "Stock Options"), one of which shall be granted on the date hereof and shall entitle Executive to purchase up to 500,000 shares of the Company's common stock ("Common Stock") and shall have an exercise price of $6.00 (the last sale price on October 15, 1999 (i.e., the last trading day prior to the date hereof), and one of which shall be granted on January 26, 2000 (i.e., 100 days after the date hereof) and shall entitle Executive to purchase 500,000 shares of Common Stock and shall have an exercise price equal to the average of the last sale price for the Common Stock on January 19, 2000 through January 26, 2000, inclusive. Each of the Stock Options shall vest 25% on each anniversary of the date hereof, such that all of the Stock Options shall be fully vested on October 18, 2003; provided, however, that the Stock Options shall become fully vested immediately upon a Change of Control; and provided further, that the Stock Options shall provide for automatic acceleration of the vesting of the final annual installment at such time as the closing price for the Common Stock as reported on the New York Stock Exchange exceeds $16.89 for any ten days out of any twenty day period.

Section 3. Term.

3.1 Commencement. The term of Executive's employment hereunder shall commence on the date hereof and, unless sooner terminated as provided herein, shall continue thereafter until December 31, 2001; provided, however, that such term shall automatically be extended for an additional period of one year on December 31, 2001 and on each December 31 thereafter unless the Company delivers written notice to Executive of the Company's intention not to so extend the term no later than the September 30 prior to any such December 31. The term of Executive's employment hereunder is referred to herein as the "Term."

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3.2 Termination for Material Cause. The Company may terminate Executive's employment for Material Cause (as defined below) upon at least thirty (30) days' advance written notice specifying in detail the cause for termination and the intended termination date. Prior to the effective date of any termination for Material Cause, Executive shall have been offered an opportunity to meet and confer in person with at least two (2) Board members regarding the grounds for such intended termination. Upon termination for Material Cause, Executive shall (i) be entitled to receive the Base Salary and benefits as set forth in
Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. The Company may terminate the employment of Executive prior to the expiration of the Term for any reason or for no reason at any time upon at least thirty (30) days' advance written notice. If the Company terminates the employment of Executive prior to the expiration of the Term other than for Material Cause or Disability, or if Executive resigns within sixty (60) days following Constructive Discharge, Executive shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 through the effective date of such termination, (ii) be entitled to receive the Bonus provided for in Section 2.3(b), (iii) be entitled to continue to receive the Base Salary in effect as of the date of such termination for the two year period following the effective date of such termination (the "Severance Period"), subject to the limitation set forth below, (iv) be entitled to continue to receive during the Severance Period the employee health insurance benefits set forth in Section 2.2 to the extent such benefits can be provided under the Company's health insurance policies and programs in effect at the effective time of such termination and, to the extent such benefits cannot be provided under such policies and programs, the Company shall purchase for Executive reasonably equivalent health insurance benefits during the Severance Period, subject to the limitation set forth below, and (v) not be entitled to receive any other compensation, benefits or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. The foregoing notwithstanding, in the event Executive accepts employment with another employer during the Severance Period, (x) Executive shall immediately notify the Company of such employment, (y) the Company's obligation to continue to pay the Base Salary pursuant to clause (ii) of the immediately preceding sentence shall be reduced by the amount of any compensation earned by Executive during the Severance Period in connection with such employment, and (z) the Company's obligation to continue to provide certain health insurance benefits pursuant to clause (iii) of the immediately preceding sentence shall terminate.

3.4 Voluntary Resignation. Executive may resign from the Company at any time upon at least ninety (90) days' written notice. If Executive resigns from the Company other than within sixty (60) days following Constructive Discharge, Executive shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Executive resigns from the Company at any time, the Company shall have the right to make such resignation effective as of any date prior to the expiration of any required notice period.

3.5 Death. In the event of Executive's death, Executive's estate shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the date of Executive's death, (ii) be entitled to receive the Bonus provided for in Section 2.3(b) pro rated for the period through the date of Executive's death and (iii) not be entitled to receive any other compensation, benefits or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.6 Disability. Upon thirty (30) days' notice (which notice may be given prior to the completion of the periods described herein), the Company may terminate Executive's employment for Disability, provided that either (i) immediately upon the effective date of such termination, Executive shall be eligible to receive full disability benefits under the disability insurance, if any, provided to Executive by the Company, or (ii) the

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Company shall continue to pay the Base Salary to Executive until the first to occur of (A) full disability benefits are received or (B) one (1) year from the effective date of such termination.

3.7 Definition. For the purposes of this Section 3 the following terms shall have the meanings indicated:

  (a) "Change of Control" shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly owned or majority owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive,
  (iii) any merger or consolidation in which the Company survives, but the shares of the Company's Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 40% of the Company's assets are sold.

  (b) "Constructive Discharge" shall mean the occurrence of any of the following events after the date of a Change of Control without Executive's express written consent: (i) the scope of Executive's authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same corporate and reporting capacity (and standing in the same relationship to the ultimate parent entity, e.g., reporting to the Board of Directors of a subsidiary will not be deemed to constitute the same corporate and reporting capacity as reporting to the Board of Directors of the ultimate parent entity) or (C) of the same general nature as Executive's authority, duties and responsibilities with the Company immediately prior to such Change of Control; (ii) the failure by the Company to provide Executive office accommodations and assistance substantially equivalent to the accommodations and assistance provided to Executive immediately prior to such Change of Control; (iii) the principal office to which Executive is required to report is changed to a location which is more than twenty (20) miles from the principal office to which Executive is required to report immediately prior to such Change of Control; or (iv) a reduction by the Company in Executive's Base Salary, bonus arrangement or other material benefits as in effect on the date of such Change of Control or as the same may be increased thereafter.

  (c) "Disability" shall mean the inability, for a period of six (6) months to adequately perform Executive's regular duties, with or without accommodation, due to a physical or mental illness, condition or disability.

  (d) "Material Cause" shall mean: (i) conviction of a felony involving moral turpitude relating to the business of the Company and which does, in fact, adversely and directly affect the business of the Company; (ii) the adjudication by a court of competent jurisdiction that Executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) repeated failure or refusal by Executive to follow policies or directives reasonably established by the Board that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Executive; or (iv) a material breach by Executive of this Agreement that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Executive.

3.8 Notice of Termination. Any purported termination of Executive's employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 8.5 hereof. A "Notice of Termination" shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment.

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3.9 Rights and Obligations Upon Termination. The termination of Executive's employment shall not modify or affect the rights and obligations of the parties, if any, under this Section 3 or under Section 5, Section 6, Section 7 or Section 8.

Section 4. Board of Directors. By action taken at a special meeting held on October 14, 1999, the Board increased the authorized number of Directors from five to seven and elected Executive to fill one of the newly created vacancies, such election to be subject to the execution of this Agreement and to be effective as of the date hereof. In connection with the annual meeting of the Company's stockholders scheduled for December, 1999, the Board shall designate a nominating committee to recommend to the Board a slate of directors to stand for election at such annual meeting and shall appoint Executive to serve as one of the members of such committee, it being understood and agreed that the slate of Directors to be nominated at such meeting shall be approved by the Board as a whole. The termination of Executive's employment for any reason shall constitute Executive's resignation from the Board without any further action on the part of the Company or Executive. The foregoing notwithstanding, Executive shall execute upon request a written resignation from the Board following the termination of his employment for any reason.

Section 5. Certain Covenants of Executive.

5.1 Confidential Information.

  (a) Executive acknowledges and agrees that: (i) in the course of his employment or continued employment by the Company, it will or may be necessary for Executive to create, use or have access to (A) technical, business, or customer information, materials, or data relating to the Company's present or planned business which has not previously been released to the public with the Company's authorization, including, but not limited to, confidential information, materials or proprietary data belonging to the Company or relating to the Company's affairs (collectively, "Confidential Information") and (B) information and materials that concern the Company's business that come into Executive's possession by reason of employment with the Company (collectively, "Business Related Information"); (ii) all Confidential Information and Business Related Information are the property of the Company; (iii) the use, misappropriation or disclosure of any Confidential Information or any Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to the Company; and (iv) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that all Confidential Information and Business Related Information be kept confidential and that Executive not disclose any Confidential Information or Business Related Information to others or use any Confidential Information or Business Related Information to Executive's own advantage or the advantage of others.

  (b) In recognition of the acknowledgments contained in Section 5.1(a) above, Executive agrees that, during the Term and thereafter until the Confidential Information and Business Related Information becomes publicly available (otherwise than through breach by Executive), Executive shall:
  (i) hold and safeguard all Confidential Information and Business Related Information in trust for the Company, its successors and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of the Company's organization at any time, either during employment with the Company or subsequent to the termination of employment with the Company for any reason, any Confidential Information or Business Related Information, whether or not developed by Executive, except as required in the performance of Executive's duties to the Company; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Executive's control, to any person, firm or corporation, or use directly or indirectly, for Executive's own benefit or the benefit of others, any Confidential Information or Business Related Information.

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5.2 Competition.

  (a) Executive agrees that, during the Term and for a period following the Term ending on the first to occur of (A) the second anniversary of the termination of Executive's employment and (B) the period following the Term which is equal to the length of the Term, Executive shall not: (i) directly or indirectly, on Executive's behalf or as an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee or advisor of any individual, partnership or limited liability company, corporation, independent practice association or management services organization or other entity ("Person") that is in the business of, or directly or indirectly derives any economic benefit from, providing, arranging, offering, managing or subcontracting dialysis services or renal care services; or (ii) in any other capacity, own, manage, control, operate, invest or acquire an interest in or otherwise engage in or act for or on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity in the United States and those countries outside the United States in which the Company or any of its subsidiaries or affiliates is conducting any business as of the date on which Executive's employment hereunder terminates, where such activity is similar to or competitive with the activities carried on by the Company or any of its subsidiaries or affiliates. As used herein, the term "dialysis services" or "renal care services" includes, but shall not be limited to, all dialysis services and nephrology-related services provided by the Company as of the date on which Executive's employment hereunder terminates, including, but not limited to, hemodialysis, acute dialysis, apheresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, Method II dialysis supplies and services, and any other service or treatment for persons diagnosed as having end stage renal disease ("ESRD") or pre-end stage renal disease, as well as any dialysis services provided in an acute hospital. To the extent such regulation is changed or amended, the term "ESRD" shall have the same meaning as set forth in Title 42, Code of Federal Regulations 405.2101 et seq. or any successor thereto. Executive acknowledges that the nature of the Company's activities is such that competitive activities could be conducted effectively regardless of the geographic distance between the Company's place of business and the place of any competitive business. Notwithstanding anything herein to the contrary, such activity shall not include the ownership of 5% or less of the issued and outstanding stock of a public company.

  (b) Executive agrees that, during the Term and for a period of two (2) years from the date Executive's employment terminates for any reason, Executive shall not, directly or indirectly: (i) induce any patient or customer of the Company, either individually or collectively, to patronize any competing dialysis facility; (ii) request or advise any patient, customer or supplier of the Company to withdraw, curtail or cancel such person's business with the Company; (iii) enter into any contract the purpose or result of which would benefit Executive if any patient or customer of the Company were to withdraw, curtail or cancel such person's business with the Company; (iv) solicit, induce or encourage any physician (or former physician) affiliated with the Company or induce or encourage any other person employed by or under contract with the Company to curtail or terminate such person's affiliation or employment or contractual relationship with the Company; (v) disclose to any Person the names or physician addresses of any customer of the Company; or (vi) disparage the Company or any of its agents, employees or affiliate physicians in any fashion.

5.3 Enforcement. In the event that any part of this Section 5 shall be held unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity or subject established in accordance with this Section 5 shall be deemed to exceed the maximum area, period of restriction, activity or subject that a court of competent jurisdiction deems enforceable, such area, period of restriction, activity or subject shall, for the purpose of this Section 5, be reduced to the extent necessary to render them enforceable.

5.4 Equitable Relief. Executive agrees that any violation by Executive of any covenant in this Section 5 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Executive agrees that the Company shall be entitled, as a matter of

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right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Executive. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.

5.5 Documents. Upon the termination of Executive's employment with the Company for any reason, Executive shall promptly deliver to the Company all materials and documents belonging to or concerning the Company or relating to its affairs and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information or Business Related Information.

Section 6. Excess Parachute Payment. In the event that any payment or benefit received or to be received by Executive in connection with a Change of Control, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by the Company, any predecessor or successor to the Company or any corporation affiliated (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) with the Company or which becomes so affiliated pursuant to the transactions resulting in a Change of Control (collectively all such payments are hereinafter referred to as the "Total Payments") is deemed to be an "Excess Parachute Payment" (in whole or in part) to Executive within the meaning of Section 280G(b)(1) of the Code, as in effect at such time, no change shall be made to the Total Payments to be made in connection with the Change of Control, except that, in addition to all other amounts to be paid to Executive by the Company hereunder, the Company shall, within thirty (30) days of the date on which any Excess Parachute Payment is made, pay to Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by (i) multiplying the rate of excise tax then imposed by Code Section 4999 by the amount of the "Excess Parachute Payment" received by Executive (determined without regard to any payments made to Executive pursuant to this Section 6 and (ii) dividing the product so obtained by the amount obtained by subtracting (A) the aggregate local, state and Federal income tax rates (including the value of the loss of itemized deductions under Section 68 of the Internal Revenue Code) applicable to the receipt by Executive of the "Excess Parachute Payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from (B) the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code. It is the Company's intention that Executive's net after-tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code. For purposes of implementing this Section 6, (i) no portion, if any, of the Total Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account, and (ii) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Section 7. Representations, Warranties and Agreements of Executive. Executive represents and warrants to the Company that (i) he has resigned as an officer of VSP Holdings, Inc. and all affiliated companies (except that he has not resigned as the non-executive Chairman of the Board of VSP Holdings, Inc. and Vivra Asthma-Allergy, Inc.) and, as of the date hereof, is not an officer of any other corporation or other entity, (ii) the performance of this Agreement will not breach any other agreement or obligation by which Executive is bound to keep in confidence proprietary information acquired by Executive or in confidence or in trust prior to employment by the Company and or any agreement restricting or purporting to restrict his right to perform services for the Company and (iii) he has not taken and does not have in his possession or control any confidential information or property relating to any former employer. Executive agrees that he will not use confidential information or property of any other employer while employed by the Company. Executive shall indemnify and hold the Company harmless for any breach the representations, warranties and agreements set forth in this Section 7, including reasonable attorney's fees and costs of suit.

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Section 8. Miscellaneous.

8.1 Mediation of Disputes Concerning Employment. In the event of any dispute concerning Executive's employment by the Company, whether or not relating to this Agreement, Executive and the Company shall first attempt to resolve such dispute through mediation as provided in this Section 8.1 before instituting any legal action or other proceedings with respect thereto; provided, however, that neither party shall be required to utilize such mediation procedures to the extent that equitable relief is being sought by a party in the good faith belief that an immediate remedy is required to avoid irreparable injury to such party. Except as otherwise provided in the proviso to the immediately preceding sentence, in the event that either party desires to institute litigation or other legal proceedings to resolve a dispute concerning Executive's employment by the Company, such party shall first give written notice to the other party setting forth in detail the nature of the dispute and the facts which such party believes supports such party's position in such dispute. The parties shall then promptly (and, in any event, within ten (10) business days of the giving of notice of a dispute) engage the services of an impartial, experienced employment mediator (the "Mediator") under the auspices of JAMS/Endispute (or such other mediation service as the parties may mutually select) in Los Angeles County, California and shall promptly schedule a mediation session with the Mediator for a date which is not later than forty five (45) days after the date of the selection of the Mediator. The Mediator shall conduct a one-day mediation session, attended by both parties and their counsel, in an attempt to informally resolve the dispute. By oral or written agreement of both parties, follow-up or additional mediation sessions may be scheduled, but neither party shall be required to participate in more than one day of mediation. Neither party shall be required to submit briefs or position papers to the Mediator, but both parties shall have the right to do so, subject to such rules and procedures as the Mediator may establish in his or her sole discretion. Except as otherwise agreed by the parties, all written submissions to the Mediator shall remain confidential as between the submitting party and the Mediator. The mediation process shall be treated as a settlement negotiation and no evidence introduced in the mediation process may be used in any way by either party or any other person in connection with any subsequent litigation or other legal proceedings (except to the extent independently obtained through discovery in such litigation or proceedings) and the disclosure of any privileged information to the Mediator shall not operate as a waiver of privilege with respect to such information. Each party shall bear all of its own costs, attorneys' fees and expenses related to preparing for and attending any mediation conducted under this Agreement. The fees and expenses of the Mediator and the mediation service used, if any, shall be borne equally by the Company and Executive.

8.2 Entire Agreement; Amendment. This Agreement and the Stock Options represent the entire understanding of the parties hereto with respect to the employment of Executive and supersede all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

8.3 Assignment Benefit. This Agreement is personal and may not be assigned by Executive. This Agreement may be assigned by the Company and shall inure to the benefit of and be binding upon the successors and assigns of the Company.

8.4 Applicable Law. This Agreement shall be governed by the laws of the State of California, without regard to the principles of conflicts of laws.

8.5 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office and to Executive at Executive's principal residence as shown in the Company's personnel records, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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

8.6 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

TOTAL RENAL CARE HOLDINGS, INC.             EXECUTIVE
        /s/ Maris Andersons                         /s/ Kent J. Thiry
By: ____________________________________  ________________________________________
       Maris Andersons, Director                        Kent J. Thiry

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